Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 26, 2009 - Covenant Transportation Group, Inc.  (Nasdaq/GS:CVTI) announced today financial and operating results for the third quarter ended September 30, 2009.  Highlights included the following:

●	Freight revenue of $133.3 million, a decrease of 18.2% compared with the third quarter of 2008;
●	Operating income of $1.8 million and an operating ratio of 98.6%, compared with an operating loss of $720,000 and an operating ratio of 100.4% in the third quarter of 2008;
●	Non-cash impairment charge of $11.6 million (with no tax benefit) relating to the write down of the carrying cost of our investments in Transplace, Inc.;
●
Net loss of $13.6 million, or ($0.96) per basic and diluted share (including the impairment charge), compared with a net loss of $3.4 million, or ($0.24) per basic and diluted share in the third quarter of 2008; and

●
Non-GAAP basic net loss (excluding the impairment charge) of $2.0 million, or ($0.14) per basic and diluted share, compares with a net loss of $3.4 million, or ($0.24) per basic and diluted share, in the third quarter of 2008.

Financial and Operating Results

For the third quarter of 2009, total revenue decreased 28.0%, to $153.0 million from $212.5 million in the same quarter of 2008.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 18.2%, to $133.3 million in the 2009 quarter from $162.9 million in the 2008 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.

The Company reported net loss of $13.6 million, or ($0.96) per basic and diluted share, in the 2009 quarter.  The loss included a non-cash impairment charge of $11.6 million relating to the write-down of investments in Transplace.  On a non-GAAP basis, excluding the non-cash impairment charge, the Company’s net loss would have been $2.0 million in the 2009 quarter, or ($0.14) per basic and diluted share. This compares with a net loss of $3.4 million, or ($0.24) per basic and diluted share, for the third quarter of 2008.

The following tables reconcile the Company’s financial results for the three- and nine-months ended September 30, 2009, and September 30, 2008, as reported and, on a non-GAAP basis, excluding the impairment charge:

Items Affecting Net Loss Comparability:	Third Quarter		Nine Months Ended
(Dollars in Thousands)	2009	2008	2009	2008
Reported Net Loss	$(13,600)	$(3,416)	$(22,289)	$(13,586)
Impairment Charge on Transplace	$11,596	--	$11,596	--
Non-GAAP Basis Net Loss, Excluding Impairment Charge	$(2,004)	$(3,416)	$(10,693)	$(13,586)

Items Affecting Loss Per Share Comparability:	Third Quarter		Nine Months Ended
	2009	2008	2009	2008
Reported Loss Per Share (Basic and Diluted)	$(0.96)	$(0.24)	$(1.58)	$(0.97)
Impairment Charge on Transplace	$0.82	--	$0.82	--
Non-GAAP Basis Loss Per Share, Excluding Impairment Charge	$(0.14)	$(0.24)	$(0.76)	$(0.97)

This impairment charge is discussed further below in “Additional Information Concerning Impairment Charge.”

Management Discussion—Asset-Based Operations

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “On the revenue side of our business, total revenue decreased $59.5 million, or 28.0%, for the third quarter of 2009 from the third quarter of 2008.  Of this decrease, $29.9 million related to lower fuel surcharge revenue.  The balance of $29.6 million in total revenue decrease as compared to the third quarter of 2008 related to lower freight revenue arising, in large part, from a reduction in loads and severe pressure on freight rates as a result of the economic recession.  In anticipation of lower freight volumes, we proactively reduced our average tractor fleet by approximately 322 trucks (9.4%) versus the third quarter of 2008.  With the assistance of the fleet reduction, we experienced an approximate 0.8% increase in average miles per tractor compared with the third quarter of 2008.  Freight rates, measured by average freight revenue per total mile, decreased by 9.4% compared with the third quarter of 2008.  As a result, average freight revenue per tractor per week, our primary measure of asset productivity, fell by approximately 8.6% compared with the 2008 quarter.  We are somewhat encouraged, however, that sequentially freight rates were essentially flat and miles per tractor increased approximately 2.7% compared with the second quarter of 2009.

“On the expense side of our business, we continued to aggressively reduce our costs of operation.  For the quarter, operating expenses in our asset-based operations declined 16.6 cents per mile, or 11.8%, compared with the third quarter of 2008.  These improvements more than covered an unprecedented drop of almost 13.0 cents in average freight revenue per total mile.  As a percentage of freight revenue, our costs of asset-based operations were reduced 270 basis points, to 98.1%.  Although a portion of the cost reductions resulted from lower fuel prices, the majority of improvement in our cost structure resulted from closely scrutinizing all areas of our business and implementing improvements we expect to retain into the future.  We view the continued success of our cost cutting efforts as a significant accomplishment for the long-term profitability of the Company.

“Our largest area of cost savings for the quarter was in our salaries, wages, and benefits expense, as we continue to reduce these costs throughout the organization.  For the current quarter, salaries, wages, and benefits expenses in our asset-based operations were reduced 6.6 cents per mile to 55.2 cents compared to the 2008 quarter, or a 10.6% reduction on a cost per mile basis.

“A portion of the reduction in costs can be attributed to a decrease in fuel expense, net of fuel surcharge revenue.  On a cost per company mile basis, net fuel expense was approximately 4.1 cents per mile less than the same quarter last year, primarily as a result of lower diesel fuel prices and improved fuel efficiency due to operational improvements.

“We were also able to significantly reduce insurance and claims expense for our asset-based operations during the quarter.  We experienced the lowest quarterly number of DOT reportable accidents per million miles in our history and also benefited from reduced severity.  As a result, this item was reduced 3.1 cents per mile compared with the 2008 quarter.

“In addition, by reducing the size of our tractor fleet while continuing to invest prudently in new equipment, we were able to reduce our combined fleet costs of depreciation, lease expense, interest expense, and operations and maintenance by almost one cent per mile compared with the 2008 quarter despite a significant decrease in total miles.”

Management Discussion—Non-Asset Based Brokerage Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions (“Solutions”), the Company’s freight brokerage subsidiary:  “For the quarter, Solutions’ total revenue decreased 25.9%, to $12.4 million from $16.7 million in the same quarter of 2008. Load volumes were down 13.0% over the same period in 2008, and lower fuel prices resulted in lower fuel surcharge revenue. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 49.4% as purchased transportation was 88.0% of total revenue in the current quarter, up unfavorably from 82.4% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 16.2% of total revenue in the second quarter from 14.8% of total revenue in the third quarter of 2008.

Cash Flow and Liquidity

Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At September 30, 2009, our total balance sheet debt and capital lease obligations, net of cash, was $187.5 million and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $80.9 million, including the residual value guarantees under those leases.  At September 30, 2009, our stockholders’ equity was $97.0 million, and our tangible book value was $83.3 million, or $5.88 per share.  Since the end of fiscal 2008, the Company's balance sheet debt and capital lease obligations, net of cash has increased by $26.8 million, while the present value of financing provided by operating leases has decreased by approximately $15.6 million.  At September 30, 2009, our ratio of net debt to total capitalization was 65.9%.

“Consistent with last quarter, our annual tractor fleet plan for 2009 includes the purchase of approximately 950 tractors and disposal of approximately 1,250 tractors, for expected full-year net capital expenditures of approximately $50 million to $60 million.  However, we regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  With an average fleet age of only 25 months, we have significant flexibility to manage our fleet.

“At September 30, 2009, we had $29.5 million of available borrowing capacity under our revolving credit facility and were in compliance with our financial covenant.  In addition, we have financing available from the captive financial subsidiaries of our main tractor suppliers to fund all of our remaining expected tractor purchases in 2009.”

Additional Information Concerning Non-Cash Impairment Charge

Mr. Cribbs continued: “Our investments in Transplace consisted of $10.7 million representing approximately 12.4% of equity and $2.7 million representing a note receivable including accrued interest.  The equity investment was recorded on our balance sheet using the cost method of accounting.  Based on the occurrence of an impairment indicator during the third quarter, as defined by applicable accounting standards, we determined that the value of our equity investment had become completely impaired, and the value of the note receivable had become impaired by approximately $0.9 million.  As a result, we recorded a non-cash impairment charge of $11.6 million during the quarter.  There was no tax benefit recorded in connection with the unrealized investment impairment charge.  In this press release, we present net loss excluding the impairment charge, a non-GAAP financial measure, because we believe this measure more accurately reflects ongoing business performance and allows for a more meaningful comparison to operating results from various periods.  Under our credit agreement, the impairment charge is added back as a non-cash loss in the computation of the Company’s fixed charge coverage ratio; and therefore does not unfavorably impact our single financial covenant”

The Company will host a conference call tomorrow, October 27, 2009, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 11884016.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations”.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our overall capital position, equipment purchases and disposals, and net capital expenditures, are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended September 30,			Nine Months Ended September 30,
($000s, except per share data)	2009	2008	% Change	2009	2008	% Change
Freight revenue	$133,332	$162,901	-18.2%	$384,708	$471,947	-18.5%
Fuel surcharge revenue	19,716	49,644		46,199	130,997
Total revenue	$153,048	$212,545	-28.0%	$430,907	$602,944	-28.5%

Operating expenses
Salaries, wages and related expenses	53,425	65,830		161,802	199,446
Fuel expense	38,792	74,902		102,086	217,092
Operations and maintenance	9,052	11,636		26,852	33,481
Revenue equipment rentals and
purchased transportation	19,741	24,925		56,634	68,543
Operating taxes and licenses	2,559	3,273		8,605	10,024
Insurance and claims	8,050	11,970		22,888	25,921
Communications and utilities	1,352	1,657		4,456	5,074
General supplies and expenses	5,853	6,409		17,313	18,461
Depreciation and amortization, including gains &
losses on disposition of equipment	12,395	12,663		34,223	35,472
Asset impairment charge	-	-		-	-
Total operating expenses	151,219	213,265		434,859	613,514
Operating income (loss)	1,829	(720)		(3,952)	(10,570)
Other (income) expenses:
Interest expense	3,593	2,914		9,784	7,395
Interest income	(42)	(218)		(140)	(372)
Impairment of investment and note receivable	11,596	-		11,596	-
Loss on early extinguishment of debt	-	726		-	726
Other	(54)	(56)		(132)	(120)
Other expenses, net	15,093	3,366		21,108	7,629
Loss before income taxes	(13,264)	(4,086)		(25,060)	(18,199)
Income tax expense (benefit)	336	(670)		(2,771)	(4,613)
Net loss	$(13,600)	$(3,416)		$(22,289)	$(13,586)

Basic & diluted earnings (loss) per share	$(0.96)	$(0.24)		$(1.58)	$(0.97)
Basic & diluted weighted avg shares o/s (000s)	14,177	14,049		14,102	14,035

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$120,978	$146,228	-17.3%	$349,911	$431,813	-19.0%
Covenant Transport Solutions non-asset based revenues	12,354	16,673	-25.9%	34,797	40,134	-13.3%
Freight revenue	$133,332	$162,901	-18.2%	$384,708	$471,947	-18.5%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.407	$1.554	-9.5%	$1.422	$1.527	-6.9%
Average freight revenue per total mile	$1.260	$1.390	-9.4%	$1.271	$1.368	-7.1%
Average freight revenue per tractor per week	$2,971	$3,252	-8.6%	$2,886	$3,168	-8.9%
Average miles per tractor per period	30,986	30,753	0.8%	88,539	90,660	-2.3%
Weighted avg. tractors for period	3,099	3,421	-9.4%	3,113	3,481	-10.6%
Tractors at end of period	3,114	3,412	-8.7%	3,114	3,412	-8.7%
Trailers at end of period	8,127	8,209	-1.0%	8,127	8,209	-1.0%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2009	12/31/2008
Total assets	$382,733	$393,676
Total equity	$96,957	$118,820
Total balance sheet debt, net of cash	$187,545	$160,739
Debt to Capitalization Ratio	65.92%	57.50%
Tangible book value per share	$5.88	$7.44

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